Exhibit 99.2

STRICTLY CONFIDENTIAL

Net Serviços de Comunicação S.A.

Valuation Report

May 25, 2012

IMPORTANT DISCLAIMER: This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. The translation was made by persons whose native language is not English, therefore there is no warranty as to the accuracy, reliability or completeness of any information translated and no one should rely on the accuracy, reliability or completeness of such information. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

For additional information, please read carefully the Additional Statements and Information at the end of this Valuation Report on pages 41 through 46.

Index

BTG Pactual

SECTION 1

Executive Summary

Executive Summary

This Valuation Report (this "Valuation Report") has been prepared by Banco BTG Pactual S.A. ("BTG Pactual"), as requested by Embratel Participações S.A. ("Embrapar"), for the purpose of evaluating NET Serviços de Comunicação S.A. ("NET" or the "Company") with respect to and exclusively for (i) the public tender offer through sale of control (the "Change of Control TO"), under the terms of article 254-A of Law 6,404/76, as amended (the "Brazilian Corporate Law"), of CVM Rule nº 361, dated as of March 5, 2002, as amended ("CVM Rule 361"), and of item 8.1 of the Rules of the Level II of Governance Standards of the *BM&FBOVESPA – Bolsa de Valores, Mercadorias e Futuros* (the "Level II Standard" and "BM&FBOVESPA", respectively); (ii) the public tender offer for the delisting of the Company from the Level II Standard, pursuant to the terms of item 11.2 of the Level II Standard (the "Level II Delisting TO"); and (iii) the public tender offer to cancel the Company's registration as a public company with the *Comissão de Valores Mobiliários – CVM*, under the terms of article 4 of the Brazilian Corporate Law and item 10.2 of the Level II Standard (the "Going Private TO" and, collectively with the Change of Control TO and the Level II Delisting TO, the "Unified Offer"). The Unified Offer will be made by Embrapar, Empresa Brasileira de Telecomunicações S.A. – Embratel ("Embratel") and GB Empreendimentos e Participações S.A. ("GB"), pursuant to the provisions of Law No. 6,385/1976, as amended ("Law No. 6,385/76"), of the Brazilian Corporate Law, the Company's by-laws, the Level II Standard, and other applicable legislation and rules established by the CVM, CVM Rule 361, and as published in the Material Fact regarding the Unified Offer by the Company dated March 6, 2012 (the "Material Fact"). For additional information, please read carefully the Additional Statements and Information at the end of this Valuation Report on pages 41 through 46.

Based on the economic value criteria using the discounted cash flow methodology (in accordance with item XII (c) (1) of Annex III of CVM Rule 361), the price range per common and preferred shares issued by NET is shown below:

Valuation Overview According to each Selected Valuation Methodology

(Share price in R$)

	Common Share (NETC3)	Preferred Share (NETC4)
Discounted Cash Flow[1]	25.89 – 28.34	25.89 – 28.34
Average Share Price Period between the Material Fact and publication of the Valuation Report[2]	25.93	25.83
Average Share Price 12 months prior to the Material Fact[3]	15.05	17.43
Book Value[4] On March 31, 2012	12.54	12.54

Notes:
(1) See page 33 for details on the calculation of the discounted cash flow
(2) Volume Weighted Average Price (VWAP) in the period between the publication of the Material Fact and the base date of this Valuation Report of May 25, 2012
(3) Volume Weighted Average Price (VWAP) of the 12 months before the publication of the Material Fact
(4) See page 23 for details on the calculation of the book value

Valuation Methodologies

BTG Pactual evaluated NET using the following valuation methodologies: (i) average share price weighted by the volume traded on the BM&FBOVESPA; (ii) book value per share and (iii) discounted cash flow ("DCF")

Methodology	Description / General Assumptions
1 Historical Market Prices	• Analysis of the performance of NET's share prices (NETC3 and NETC4): ▪ During the 12 months prior to the publication of the Material Fact, on March 6, 2012 ▪ During the period between the publications of the Material Fact and this Valuation Report, on May 25, 2012 • Calculation of the Volume Weighted Average Price (VWAP) of the common shares and the preferred shares
2 Book Value	• Considers the accounting value of the Shareholders' Equity of NET on March 31, 2012, divided by the total number of shares outstanding (excluding treasury shares)
3 Discounted Cash Flow	• Based on the information available to the general public, the audited financial statements and discussions with the management of the Company • Weighted Average Cost of Capital ("WACC") estimated by BTG Pactual considering current conditions of 9.71% in nominal US$, reflecting the industry and the country risk of the Company and Brazil, respectively • The enterprise value of NET ("Enterprise Value"), according to the DCF methodology, was calculated as the sum of the following factors: ▪ Present value of free cash flows to the firm ("Free Cash Flow to Firm") on March 31, 2012, projected in a time horizon of ten years in nominal terms in R$, converted to US$ at the average exchange rate projected for each year, discounted at the weighted average cost of capital in nominal US$ ▪ Present value of perpetuity[1] on March 31, 2012, discounted at the same rate used for the free cash flows during the period of ten years. A terminal growth rate of 2.20% (nominal US$) was used for the period after the 10 years projected • The Equity Value of NET was calculated by subtracting the net debt, other liabilities and the contingencies from the Enterprise Value, and adding the tax benefit of the accumulated losses and the use of the goodwill balance as of March 31, 2012

BTG Pactual

Notes:
(1) The sum of cash flows generated in all years after the 2012-2021 annual projections

BTG Pactual

SECTION 2

Representations and Qualifications of the Appraiser

Representations of the Appraiser

As set forth in CVM Rule 361/2002, BTG Pactual represents that:

1. As of the date of this Valuation Report, neither BTG Pactual, nor its controlling shareholders, controlled companies or affiliated persons, holds any securities issued by NET, or any derivatives related to the securities of NET, on its own behalf or under its discretionary management.

2. It does not have any interest, directly or indirectly, in the Company or in the Unified Offer, nor is there any other material circumstance that may represent any conflict of interest or that would impact the required independence to perform its duties.

3. It does not have any commercial or credit information of any kind whatsoever that may have an impact on this Valuation Report.

4. The controlling shareholder and the managers of NET did not direct, limit, prohibit or take any actions that have or may have influenced the access to or the use or the knowledge of the information, assets, documents or methodologies material for the quality of the respective conclusions; the controlling shareholders of NET and its managers did not determine the methodologies used in the preparation of the analysis; there is no conflict or common interest, current or potential, between BTG Pactual and the controlling shareholders of NET, the minority shareholder(s) of the controlling shareholders of NET, NET, the shareholders of NET or the Unified Offer.

5. In accordance with the Material Fact of the Company dated April 5, 2012, it has been hired by Embrapar to prepare this Valuation Report of NET for the Unified Offer. The total compensation it will receive for rendering the services for the preparation of this Valuation Report is six hundred thousand *Reais* (R$600.000,00), to be paid by Embrapar. Embrapar agreed to indemnify BTG Pactual, and any individuals indicated by BTG Pactual, for certain liabilities and expenses that may result as a consequence of this arrangement.

6. It has not received from NET or Embrapar any compensation for any consulting, appraisal, audit or similar services, in the 12 months preceding the registration of the Unified Offer.

Representations of the Appraiser (Cont.)

As set forth in CVM Rule 361/2002, BTG Pactual represents that:

7. This Valuation Report contains:

   i. Information about the shares issued by NET, including shareholding information;
   ii. Confirmation that the appraisal criteria is based on the economic value pursuant to the discounted cash flow method;
   iii. The description of the methodologies applied to the valuation based on the market prices and book value of the shares issued by NET (For the purposes of this Valuation Report, differences between the economic value of the common and preferred shares were not considered); and
   iv. Data used in the calculation of the prices.

8. In addition to the information required by paragraph 3, article 8, of CVM Rule 361, this Valuation Report provides additional information that should complement the analysis presented herein and support the conclusion of the value of the shares of NET.

9. Pursuant to item XIII, letter "c", of Exhibit III of CVM Rule 361, BTG Pactual understands that the appraisal criteria presented in this Valuation Report, the discounted cash flow method, in accordance with item XII, letter "c", item "1" of Exhibit III of CVM Rule 361, is the most appropriate to assess the range of the fair price of the shares issued by NET (for more information, see Appendix A – Description of the Appraisal Methodology).

10. BTG Pactual's internal procedure for approving the Valuation Report comprises the following steps:

    i. Discussions with the team involved in the transaction regarding the methodology and assumptions to be adopted in the appraisal; and
    ii. After the preparation and review of this Valuation Report by the team, the approval by Partners and Officers of the investment banking division and professionals of the Mergers and Acquisitions division.

Qualifications of the Appraiser

As required by CVM Rule 361, BTG Pactual presents below its recent experience in transactions in the telecom sector and in mergers and acquisitions involving the appraisal of public and private companies

BTG Pactual's experience in transactions in the telecom sector

- **Oi (2011):** Advisor[1] to Tele Norte Leste Participações S.A. in the corporate restructuring of Oi S.A.
- **TIM (2011):** Advisor to TIM Participações S.A. in the acquisition of AES Atimus
- **Oi (2010/11)**: Advisor to Grupo Oi and its controlling shareholders in the alliance with Portugal Telecom
- **Contax (2011):** Advisor to Contax in the acquisition of Dedic
- **Oi (2008):** Advisor to the controlling shareholders of Oi in the voluntary offer for the preferred shares held by the minority shareholders
- **TVA (2006):** Advisor to TVA in its sale to Telefonica
- **Telemar (2006)**: Advisor to Telemar in the corporate restructuring proposal

BTG Pactual's experience in selected merger and acquisitions transactions

Public Companies:

- **MPX (2012):** Financial advisor to MPX in its strategic partnership with E.ON
- **BR Malls (2011):** Advisor to BR Malls in the aquisition of 100% of Shopping Jardim Sul
- **Ternium (2011):** Financial advisor to Ternium and Confab with respect to the entry in the controlling group of Usiminas
- **TAM (2010):** Advisor to TAM in the merger with LAN
- **Cosan (2010):** Advisor to Cosan in the creation of a joint venture with Shell
- **Petrobras (2010):** Advisor to Petrobras in the integration of its petrochemical assets with Braskem
- **Perdigão (2009):** Advisor to Perdigão in the merger with Sadia

Private Companies:

- **CIBE (2012):** Advisor to CIBE in the creation of a joint venture in the toll road concession sector with the Italian group Atlantia
- **Eurofarma (2012):** Advisor to Eurofarma in the creation of Supera RX, a joint venture with Merck
- **Schincariol (2011):** Advisor to the controlling shareholders of Grupo Schincariol in the sale to Kirin
- **Wtorre (2011):** Sale of WTorre Properties to BR Properties
- **Estre Ambiental (2011):** Advisor to Estre Ambiental in the acquisition of Cavo Serviços e Saneamento
- **Teuto (2010):** Advisor to Teuto in the sale of a stake to Pfizer

Note:
(1) The term "advisor" includes the following services: transaction structuring, assistance in gathering information, economic and financial evaluation and/or assistance in the process of negotiations between the transaction parties

Qualifications of the Appraiser (Cont.)

Professionals responsible for preparing this Valuation Report

Marco Gonçalves
Mergers and Acquisitions, Investment Banking

- Marco Gonçalves is the partner in charge of Mergers and Acquisitions in the investment banking department of BTG Pactual in Brazil
- Marco Gonçalves has more than 15 years of experience in investment banking, with operations focused exclusively on M&A. Before working at BTG Pactual, Marco worked at Credit Suisse, ABN AMRO, Deutsche Bank and BNP Paribas in São Paulo and New York
- His experience includes advisory to TIM Telecom in the acquisition of AES Atimus, advisory to Tele Norte Leste in the restructuring of the Grupo Oi, advisory to Oi in the alliance with Portugal Telecom, the purchase of control of Brazil Telecom, the purchase of control of Tele Norte Celular, the voluntary TOs and tag along TOs of Brasil Telecom Participações and Brasil Telecom and of Tele Norte Celular and Amazonia Celular, the acquisition of Tele Norte Celular Participações, the sale of Telecom Italia's stake in Solpart Participações and the privatization and the sale of CTE Enitel Telecom
- Graduated with a degree in Mechanical Engineering from Universidade Federal de Santa Catarina, with a specialization in Finance from NYU

Bruno Amaral
Mergers and Acquisitions, Investment Banking

- Associate partner of BTG Pactual and senior member of the Mergers and Acquisitions division of the investment banking department in Brazil
- Bruno has 12 years of experience in investment banking, having previously worked in the following investment banks: Credit Suisse, Citigroup Global Markets (Salomon Smith Barney) and BNP Paribas
- During his career, Bruno has worked on more than 40 M&A and debt and equity capital markets transactions in several industries (e.g. telecom, IT, commodities, consumer goods) and geographies (e.g. Brazil, Latin America ex-Brazil and Europe)
- His experience in the telecom industry includes the acquisition of AES Atimus by TIM, advisor to Comitê Organizador Rio 2016 in the National Sponsorships Tier 1 of the telecom category, advisor to Tele Norte Leste Participações in the corporate restructuring of Grupo Oi, alliance between Oi and Portugal Telecom, purchase of control of Brasil Telecom by Grupo Oi, the purchase of the control of Tele Norte Celular, the voluntary TOs and tag along TOs of Brasil Telecom Participações and Brasil Telecom and of Tele Norte Celular and Amazonia Celular and the acquisition of Tele Norte Celular Participações
- Bruno graduated with a degree in Economics from Universidade de São Paulo (FEA-USP)

Qualifications of the Appraiser (Cont.)

Professionals responsible for preparing this Valuation Report

Daniel Anger
Mergers and Acquisitions, Investment Banking

- Director in the Mergers and Acquisitions division of the investment banking department at BTG Pactual
- Before joining BTG Pactual, Daniel worked in the investment banking areas of Credit Suisse and N.M. Rothschild in Brazil, in addition to the consulting firm Bain & Company
- Daniel has 8 years of experience in investment banking and has worked on several M&A, ECM and DCM transactions in several sectors
- His experience in the telecom sector includes the advisory to Tele Norte Leste in the restructuring of the group Oi, advisory to Oi in the alliance with Portugal Telecom and in the acquisition of Brasil Telecom, the advisory to Contax in the acquisition of Dedic, the advisory to Oi in the voluntary TOs and tag along TOs of Brasil Telecom, in the voluntary TOs and tag along TOs of Amazônia Celular, in the proposal for the corporate restructuring of Telemar and advisory to Telefónica in the acquisition of Telefónica Data
- Daniel is graduated in Production Engineering from Escola Politécnica da Universidade de São Paulo

Fernando Kalil
Mergers and Acquisitions, Investment Banking

- Analyst if the investment banking department at BTG Pactual in Brazil
- Before joining BTG Pactual, Fernando worked as controller at Velcan Energy, a company operating in the renewable energy generation sector
- Fernando has more than 3 years of experience in investment banking and has worked on several equity offerings, such as Gerdau, IMC, Tecnisa, Direcional, Lopes, Even and JBS. He also has experience in the debt offering and mergers and acquisitions, particularly in the real estate and consumer goods sectors, such as the operations involving Schincariol, Grupo Catuaí, JCPM, Femepe and Rodoviário Schio
- Fernando graduated with a degree in Production Engineering from Escola Politécnica da Universidade de São Paulo, with a second degree in Industrial Engineering from *École Nationale des Ponts et Chaussées* in Paris

Fernando Cerri
Mergers and Acquisitions, Investment Banking

- Analyst in the investment banking department at BTG Pactual in Brazil
- Fernando was involved in several equity and debt offerings and mergers and acquisitions transactions, such as Unicasa's share issuance and the acquisition of control of Crivo by TransUnion
- Fernando is majoring in Business Administration from Universidade de São Paulo (FEA-USP)

BTG Pactual

SECTION 3

Market and Company Description

Brazilian Telecom Market

Industry History and Evolution of the Major Services

With the maturation of the fixed line market, the cable TV and broadband segments now represent important growth drivers for the Brazilian telecom sector

Brazilian Market Development

Pre-Privatization (until 1998)
- State monopoly and low volumes of investment
- Poor quality services and the very beginning of the Internet

Post-Privatization (1998-2003)
- Several players, with focus on the availability and quality of the services
- Beginning of broadband and launch of the GSM technology

Competition Increase (2003-2008)
- Consolidation of the sector and maturation of the fixed line market
- Beginning of the convergence of services and launch of 3G technology

Current Scenario (2008-today)
- Industry with high competition and convergence of players
- Cable TV and broadband as the main growth drivers

Growth Trend

(number of points of access per service, in millions)



Mobile
Fixed Line
Broadband
Pay-TV
CAGR '07-'11
CAGR '08-'11: 22.0%
173
314
25%
20%
2%
19%
2008
2011

Pay-TV Market Growth

(number of points of access per service, in millions)

CAGR '09-'11: 30.6%



Cable TV
DTH
MMDS
TVA (UHF)
Density (1)
3.9%
5.0%
6.5%
7.0%
7.47
9.77
12.74
13.68
2.78
4.32
4.48
4.98
6.99
5.52
7.74
5.72
Cable TV accounts for 41.8%
2009
2010
2011
1T2012

Broadband Market Growth (2)

(number of points of access per service, in millions)

CAGR '08-'11: 18.1%



ADSL
Pay-TV (Cable)
Others
Density (1)
5.3%
5.9%
7.1%
8.5%
10.01
11.38
13.80
16.50
2.59
7.00
3.13
7.68
3.82
8.98
4.71
10.44
Cable TV accounts for 28.5%
2008
2009
2010
2011

Fixed Line Market Growth

(number of points of access per service, in millions)

CAGR '08-'11: 1.4%



Access (3)
Density (1)
21.7%
21.6%
21.7%
22.0%
41.20
41.50
42.00
43.00
2008
2009
2010
2011

Source: Teleco, Anatel and Pyramid

Notes:

(1) Percentage of individuals in Brazil who are users

(2) Not including access by 3G modem

(3) Access installed that is available to users, including public use terminals ("TUP")

Net Serviços de Comunicação S.A.

Overview

NET is an important company in the Brazilian telecommunications sector, operating in the segments of broadband, cable TV and fixed line, with more than 5.5 million subscribers

Company Overview

- NET is the largest multi-service cable company in Latin America, present in approximately 100 cities in Brazil
- The Company provides cable TV services (programming packages and pay-per-view), broadband Internet and voice through a single cable
- It has an over 58,000-kilometer-long network, with capacity to reach more than 13 million households, out of which approximately 5.5 million are subscribers
- Based on data as of 2011, NET has approximately:
  - 4.7 million pay-TV subscribers
  - 4.3 million broadband internet subscribers
  - 3.8 million fixed line subscribers

Relevant Company Events

16-may-2007	Anatel's approval for the acquisition of Vivax by NET, permitting the offer of all NET services in the cities provided by Vivax
21-dec-2007	Acquisition of BIGTV (Sociedades BIGTV) by NET
30-jun-2009	Acquisition of ESC 90 Telecomunicações Ltda by NET
07-oct-2010	Embratel's voluntary TO, resulting in the acquisition of 143,853,436 preferred shares of NET
13-jan-2011	End of the period to exercise the right to sell by the holders of the remaining outstanding preferred shares of NET resulting from the tender offer ended 07-Oct-2010. During this period, Embratel acquired 49,847,863 additional preferred shares
05-mar-2012	Acquisition of the direct and indirect control of NET by Embrapar and its controlling company Embratel, through the purchase of common shares issued by GB Empreendimentos e Participações S.A. ("GB"), the Company's direct parent

Geographic Footprint and Market Share

(Market share in Brazil, in number of points of access)


NET
O MUNDO É DOS NETS
States with coverage by NET


Market Share (2011)
Cable TV
37.1%
Broadband
25.4%
Fixed Line
8.7%

Client Base Growth

(in millions of points of access)


Cable TV
CAGR: 13.2%
3.7
4.2
4.7
2009
2010
2011
Broadband
CAGR: 21.6%
2.9
3.5
4.3
2009
2010
2011
Fixed Line
CAGR: 22.6%
2.6
3.2
3.8
2009
2010
2011

Source: Company and Teleco

Net Serviços de Comunicação S.A.

Shareholders' Composition and Management

Shareholders' Composition

(as of March 31, 2012)

Shareholder	Common	%	Preferred	%	Total	%
GB Empreendimentos e Participações S.A.(1)	58,374,440	51.0%	-	-	58,374,440	17.0%
Globo Comunicações e Participações S.A.	11,855,947	10.4%	1,000	0.0%	11,856,947	3.5%
Embratel Participações S.A.	40,928,401	35.8%	12,242,351	5.4%	53,170,752	15.5%
Empresa Brasileira de Telecomunicações S.A.	2,580,655	2.3%	210,838,097	92.3%	213,418,752	62.2%
Free Float	720,242	0.6%	5,422,468	2.4%	6,142,710	1.8%
Total shares	**114,459,685**	**100.0%**	**228,503,916**	**100.0%**	**342,963,601**	**100.0%**

Company's Management

Board of Directors	
Oscar Von Hauske Solis	Chairman of the Board of Directors
Rossana Fontenele Berto	Member of the Board
Carlos Henrique Moreira	Member of the Board
Issac Berensztejn	Member of the Board
Mauro Szwarcwald	Member of the Board
Fernando Carlos Ceylão Filho	Member of the Board
Jorge Luiz de Barros Nóbrega	Member of the Board
Antonio Oscar de Carvalho Petersen Filho	Member of the Board
Carlos Hernán Zenteno de los Santos	Member of the Board
Antonio João Filho	Member of the Board
José Antônio Guaraldi Félix	Member of the Board
José Formoso Martinez	Member of the Board

Audit Committee	
Martin Roberto Glogowsky	Chairman of the Audit Committee
João Adamo Júnior	Member
Eraldo Soares Peçanha	Member

Management	
José Antônio Guaraldi Félix	Chief Executive Officer and Investor Relations Officer
Roberto Catalão	Chief Financial Officer
Rodrigo Marques de Oliveira	Officer
Daniel Feldmann Barros	Director of Operations

Source: Company

Note:

(1) Embratel Participações S.A. and Empresa Brasileira de Telecomunicações S.A. hold 54.5% of the voting interests and 100% of the non-voting interests of GB Empreendimentos e Participações S.A.

BTG Pactual

Net Serviços de Comunicação S.A.

Consolidated Financial Statements

Balance Sheet

(in R$ millions)

ASSETS	2009	2010	2011	1Q2012
Total Assets	**8,333.8**	**8,356.2**	**8,894.9**	**8,849.8**
Current	**1,587.5**	**1,498.8**	**1,621.5**	**1,384.4**
Cash and Cash Equivalents	1,015.6	821.6	721.2	483.5
Trade Accounts Receivable	288.8	350.9	507.7	554.7
Inventories	58.8	82.1	53.1	46.9
Recoverable Taxes	3.6	28.4	115.7	71.4
Prepaid Expenses	33.2	27.4	29.7	35.8
Prepaid Rights for Use	175.1	172.5	169.8	169.1
Other Current Assets	12.5	16.0	24.2	23.0
Non-Current	**6,746.3**	**6,857.3**	**7,273.4**	**7,465.3**
Judicial Deposits	74.6	83.7	97.3	109.5
Deferred Income Taxes and Social Contribution	643.9	377.4	271.0	227.0
Recoverable Taxes	71.1	94.5	5.6	5.6
Prepaid Rights for Use	659.8	487.3	317.5	275.4
Other Non-Current Assets	6.6	6.1	9.3	7.6
Property, Plant and Equipment	2,767.0	3,322.4	4,122.8	4,403.2
Intangible Assets	2,523.2	2,485.9	2,450.0	2,437.1

Liabilities and Shareholders' Equity	2009	2010	2011	1Q2012
Total Liabilities and Shareholders' Equity	**8,333.8**	**8,356.2**	**8,894.9**	**8,849.8**
Current	**1,111.9**	**1,288.3**	**1,857.0**	**1,794.0**
Trade Accounts Payable	327.7	349.5	586.5	576.6
Accounts Payable - Programming Suppliers	124.6	134.8	172.3	182.2
Taxes Payable	72.9	65.6	94.4	82.5
Payroll and Related Charges	181.7	180.7	237.2	155.8
Debt	85.5	104.9	295.0	308.9
Related Parties	-	78.2	84.5	86.6
Copyright Payable - ECAD	77.8	99.4	145.5	153.3
Deferred Revenue	208.2	208.9	207.3	206.5
Unrealized Losses on Derivatives	19.6	50.9	12.5	16.1
Other Current Liabilities	14.0	15.5	21.8	25.3
Non-Current	**3,714.3**	**3,253.2**	**2,850.1**	**2,753.4**
Debt	2,113.3	2,073.4	1,874.4	1,823.5
Deferred Revenue	782.3	612.2	404.6	352.4
Deferred Taxes	183.8	-	-	-
Provisions	605.4	554.8	551.3	566.2
Other Non-Current Liabilities	29.6	12.9	19.8	11.3
Shareholders' Equity	**3,507.5**	**3,814.7**	**4,187.8**	**4,302.4**
Share Capital	5,599.3	5,599.3	5,599.3	5,599.3
Capital Reserves	153.2	153.2	153.2	153.2
Accumulated Deficit	(2,245.0)	(1,937.8)	(1,564.6)	(1,450.1)

Source: Net Serviços de Comunicação S.A. Audited Annual Financial Statements and Limited Review 1Q2012 Financial Statements

Net Serviços de Comunicação S.A.
Consolidated Financial Statements (Cont.)

Income Statement

(in R$ millions)

	2009	2010	2011	1Q 2012
Net Revenues	**4,613.4**	**5,405.7**	**6,695.9**	**1,838.5**
(-) Cost of Services Rendered	(2,789.8)	(3,346.8)	(4,147.0)	(1,169.3)
(=) Gross Profit	**1,823.6**	**2,058.9**	**2,548.9**	**669.2**
(-) Operational Expenses	(1,200.1)	(1,400.8)	(1,669.0)	(461.7)
Selling Expenses	(505.1)	(594.5)	(720.0)	(199.0)
General and Administrative Expenses	(634.7)	(792.6)	(920.2)	(234.5)
Other	(60.4)	(13.7)	(28.8)	(28.2)
(=) Operating Profit	**623.5**	**658.1**	**879.9**	**207.4**
(+/-) Finance Results	65.4	(190.1)	(300.5)	(32.9)
Finance Expenses	(27.3)	(359.4)	(475.9)	(72.2)
Finance Income	92.8	169.4	175.4	39.4
(=) Profit Before Income Taxes and Social Contribution	**688.9**	**468.0**	**579.4**	**174.6**
(-) Income Taxes and Social Contribution	47.0	(160.8)	(206.3)	(60.0)
(=) Net Income	**735.9**	**307.2**	**373.2**	**114.6**

Source: Net Serviços de Comunicação S.A. Audited Annual Financial Statements and Limited Review 1Q2012 Financial Statements

SECTION 4

Valuation of the Shares

SECTION 4.A

Valuation of the Shares

Historical Market Prices

Historical Market Prices

Common Shares – NETC3

Share Price[1] and Volume Evolution


Price
Volume
Period: 9-mar-11 to 25-may-12
6-mar-12
Material Fact about the Unified Offer
R$ / share
Volume (R$ thousand)
40
35
30
25
20
15
10
5
0
Mar-11
Apr-11
May-11
Jun-11
Jul-11
Aug-11
Sep-11
Oct-11
Nov-11
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12

Period	Initial date	Final date	VWAP (R$/share)	Average daily volume (R$ thousand)
Between the Material Fact and this Appraisal Report	06-Mar-12	25-May-12	25.93	0
30 trading days before the Material Fact	19-Jan-12	05-Mar-12	20.22	0
60 trading days before the Material Fact	07-Dec-11	05-Mar-12	20.22	0
90 trading days before the Material Fact	24-Oct-11	05-Mar-12	15.83	0
180 trading days before the Material Fact	15-Jun-11	05-Mar-12	15.80	0
12 months before the publication of the Material Fact	09-Mar-11	05-Mar-12	15.05	1

Source: Economatica
Note:
(1) Corresponds to the closing share price. Values adjusted for dividends

BTG Pactual

Historical Market Prices

Preferred Shares – NETC4

Share Price[1] and Volume Evolution



Price
Volume
Período: 9-mar-11 to 25-may-12
6-mar-12
Material Fact about the Unified Offer
R$ /share
Volume (R$ million)
40
36
32
28
24
20
16
12
8
4
0
20
18
16
14
12
10
8
6
4
2
0
Mar-11
Apr-11
May-11
Jun-11
Jul-11
Aug-11
Sep-11
Oct-11
Nov-11
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12

Period	Initial date	Final date	VWAP (R$/share)	Average daily volume (R$ thousand)
Between the Material Fact and this Appraisal Report	06-Mar-12	25-May-12	25.83	530
30 trading days before the Material Fact	19-Jan-12	05-Mar-12	21.61	542
60 trading days before the Material Fact	07-Dec-11	05-Mar-12	20.09	562
90 trading days before the Material Fact	24-Oct-11	05-Mar-12	19.82	415
180 trading days before the Material Fact	15-Jun-11	05-Mar-12	18.09	314
12 months before the publication of the Material Fact	09-Mar-11	05-Mar-12	17.43	276

Source: Economatica
Note:
(1) Corresponds to the closing share price. Values adjusted for dividends

BTG Pactual

SECTION 4.B

Valuation of the Shares

Book Value

Book Value

Net Serviços de Comunicação S.A.'s value is R$12.54 per share, based on the book value criteria

Book Value – Net Serviços de Comunicação S.A.

(Consolidated Financial Statements as of March 31, 2012)

(in R$ millions, except otherwise mentioned)	
Total assets	**8,849.8**
(-) Total Liabilities	(4,547.3)
(-) Minorities	0.0
Shareholders' Equity	**4,302.4**
Number of outstanding shares (millions) (1)	343.0
Book value per share (R$/share)	**12.54**

Source: Net Serviços de Comunicação S.A. Limited Review Financial Statements
Note:
(1) On March 31, 2012. Not considering treasury shares. Considers common and preferred shares

BTG Pactual

SECTION 4.C

Valuation of the Shares

Discounted Cash Flow

Discounted Cash Flow

General Considerations

BTG Pactual evaluated NET through the discounted free cash flow to firm ("FCFF") methodology

Valuation Methodology

- Unlevered cash flow method
  - Projection of the unlevered cash flows
  - The cash flows are discounted at the weighted average cost of capital of the Company (WACC) for the calculation of the present value

Information Source

- BTG Pactual used, as basis for the evaluation, public sources of market information and long term financial and operational projections provided by or discussed with the management teams of NET, in nominal R$.

Currency

- Projections in nominal R$
- The unlevered cash flow is converted annually to US$ to be discounted

Discounted Cash Flow

- Base date: March 31, 2012; cash flows are discounted to the present value as of March 31, 2012
- Forecast period: 2012 to 2021
- Assumes that the cash flows are generated along the year ("mid-year convention")
- Cash flow discounted in nominal US$

Discounted Cash Flow

Main Assumptions

BTG Pactual used, as the basis for the valuation, public sources of market information and long term financial and operational projections provided by or discussed with the management of the Company.

Base of Households Connected	▪ Based on projections of new installations (gross adds) and disconnections per period – New installations based on the Company's expansion plan for the increase of the length of lines (cabling) and HPs[1] – Disconnections estimated based on the average churn rate[2] of 2010 and 2011, applied to the initial base of households connected
Net Revenues	▪ Net Revenues estimated based on the average number of connected households in the period and the average ARPU[3] per household during the period, net of taxes and cancellations for each period – Average ARPU per period substantially stable in the early years of the projection due to the high competition in the industry, and increasing from 2016 onwards as a result of replacement of technologies and changes in service mix
Operating Costs and Expenses [4]	▪ Operating Costs and Expenses estimated as a function of the average base of households connected per period, assuming the maintenance of inflation on the metrics of costs and expenses per new customer, per client connected and per HP
Capital Expenditures	▪ CAPEX based on the estimated amount needed to offset the depreciation of assets and meet the need for operating infrastructure improvement for each year, based on the geographical expansion plan aimed at increasing the Company's penetration in class A, B and C households in Brazil, mainly influenced by the new regulations of ANATEL
Depreciation and Amortization	▪ Calculated based on the depreciation schedule of fixed assets and the assumptions of new investments ▪ Considers the amortization of goodwill of R$ 1.3 billion, according to the information from the Company's financial records
Working Capital	▪ Based on the maintenance of the average historical ratios of the working capital accounts in relation to Net Revenues, Costs and Expenses
Income Tax and Social Contribution	▪ Considers a marginal income tax rate of 34% ▪ Assumes full use of the accumulated losses base of R$ 2.8 billion for IR and R$ 3.6 billion for CSLL throughout the projection
Terminal Value	▪ Gordon's perpetuity growth model[5] in 2021 ▪ Assumes growth rate of 2.2% in nominal US$ in the perpetuity
Discount Rate	▪ Discount rate calculated based on: (i) unlevered beta of comparable companies, (ii) target capital structure, (iii) country risk, and (iv) market risk premium[6]

Notes:

(1) Number of households reached by the total network

(2) Percentage of disconnections for the base of households connected. Calculated as the number of disconnected households divided by the number of households connected at the beginning of the period

(3) Average Revenue per User

(4) The costs included here were projected not including depreciation and amortization

(5) Estimated based on the free cash flow projection for the last period and increased by the expected growth, using the Constant Growth Model or Gordon's Model equation as shown in Appendix A. Description of the Valuation Methodology

(6) Long-horizon expected equity risk premium (historical) (Source: 2012 Ibbotson Report)

BTG Pactual

Discounted Cash Flow

Macroeconomic Assumptions

Macroeconomic Assumptions	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E
Inflation										
IGP-M	5.48%	5.00%	4.88%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
IPC-A	5.17%	5.60%	5.11%	5.00%	4.90%	4.90%	4.90%	4.90%	4.90%	4.90%
US Inflation (US-CPI)	2.30%	2.20%	2.20%	2.20%	2.20%	2.20%	2.20%	2.20%	2.20%	2.20%
Interest Rate (SELIC)										
End of Period	8.00%	9.50%	9.50%	9.00%	9.00%	9.00%	9.00%	9.00%	9.00%	9.00%
Average	8.72%	8.75%	9.50%	9.25%	9.00%	9.00%	9.00%	9.00%	9.00%	9.00%
Exchange Rate (R$/US$)										
End of Period	1.95	1.98	2.04	2.09	2.15	2.20	2.26	2.32	2.38	2.45
Average	1.92	1.97	2.01	2.06	2.12	2.18	2.23	2.29	2.35	2.42

Source: Brazilian Central Bank's *Relatório Focus*, Economist Intelligence Unit and BTG Pactual estimates

Discounted Cash Flow

Operational Projections Summary

Number of Households Connected (End of Period)

(in thousands of households)

CAGR 2012E-2021E: 11.1%



4,737
5,492
6,787
8,379
10,227
12,070
13,110
14,017
14,901
15,770
16,615
17,444
2010A
2011A
2012E
2013E
2014E
2015E
2016E
2017E
2018E
2019E
2020E
2021E

Average ARPU per Household[1]

(in R$ / month)

CAGR 2012E-2021E: 1.9%



103.99
109.10
109.92
109.40
109.10
108.95
111.39
113.92
117.86
121.95
126.19
130.58
2010A
2011A
2012E
2013E
2014E
2015E
2016E
2017E
2018E
2019E
2020E
2021E

BTG Pactual

Note:
(1) Average Revenue per User, net of taxes and cancellations

Discounted Cash Flow

Operational Projections Summary (Cont.)

Gross Adds

(in thousands of households)

CAGR 2012E-2021E: 5.3%



1,309
1,501
2,152
2,650
3,154
3,438
2,922
2,951
3,069
3,192
3,304
3,419
2010A
2011A
2012E
2013E
2014E
2015E
2016E
2017E
2018E
2019E
2020E
2021E

Churn Rate[1]

(%)



15.4%
15.8%
15.6%
15.6%
15.6%
15.6%
15.6%
15.6%
15.6%
15.6%
15.6%
15.6%
2010A
2011A
2012E
2013E
2014E
2015E
2016E
2017E
2018E
2019E
2020E
2021E

BTG Pactual

Note:
(1) Percentage of disconnections for the base of households connected. Calculated as the number of disconnected households divided by the number of households connected in the beginning of the period

Discounted Cash Flow

Operational Projections Summary (Cont.)

Number of Homes Passed[1] and Coverage[2]

(in thousands of households and %)

CAGR 2012E-2021E: 7.1%



11,762
13,424
15,925
19,825
23,425
27,025
27,325
27,725
28,125
28,525
28,925
29,425
28.1%
31.8%
37.1%
45.6%
53.0%
60.3%
60.0%
60.0%
60.0%
59.9%
59.9%
60.0%
2010A
2011A
2012E
2013E
2014E
2015E
2016E
2017E
2018E
2019E
2020E
2021E

Total Network Extension

(in thousand km)

CAGR 2012E-2021E: 6.3%



52
58
64
79
94
108
110
111
112
112
111
111
2010A
2011A
2012E
2013E
2014E
2015E
2016E
2017E
2018E
2019E
2020E
2021E

Notes:

(1) Number of households reached by the total network

(2) Network coverage over the total number of households. Calculated as the total number of homes passed divided by the total number of urban class A, B and C households (Company's target market)

BTG Pactual

Discounted Cash Flow

Financial Projections Summary

Net Revenues

(in R$ millions)

CAGR 2012E-2021E: 14.2%



5,406
6,696
8,098
9,955
12,180
14,575
16,829
18,543
20,451
22,442
24,520
26,685
2010A
2011A
2012E
2013E
2014E
2015E
2016E
2017E
2018E
2019E
2020E
2021E

EBITDA and EBITDA Margin

(in R$ millions and %)

CAGR 2012E-2021E: 13.3%



28.8%
29.0%
29.6%
27.6%
27.4%
27.3%
29.4%
28.9%
28.7%
28.4%
28.1%
27.7%
1,559
1,942
2,399
2,748
3,340
3,977
4,944
5,364
5,876
6,375
6,884
7,385
2010A
2011A
2012E
2013E
2014E
2015E
2016E
2017E
2018E
2019E
2020E
2021E

BTG Pactual

Discounted Cash Flow

Financial Projections Summary (Cont.)

Net Income and Net Margin

(in R$ millions and %)

CAGR 2012E-2021E: 12.1%



5.7% 5.6% 9.8% 7.2% 6.1% 5.8% 8.0% 7.8% 8.0% 8.1% 8.3% 8.3%
307 373 793 715 746 845 1,345 1,449 1,634 1,823 2,024 2,215
2010A 2011A 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E

CAPEX and CAPEX as % of Net Revenues

(in R$ millions and %)

CAGR 2012E-2021E: 7.0%



23.1% 24.8% 27.7% 35.2% 33.1% 30.3% 19.1% 17.3% 16.7% 16.2% 15.7% 15.4%
1,250 1,660 2,245 3,506 4,025 4,417 3,206 3,203 3,415 3,633 3,856 4,121
2010A 2011A 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E

BTG Pactual

Discounted Cash Flow

Valuation

Free Cash Flow to Firm (FCFF)	unit	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	Perpetuity
EBITDA	**R$ mn**	**2,399**	**2,748**	**3,340**	**3,977**	**4,944**	**5,364**	**5,876**	**6,375**	**6,884**	**7,385**	**7,385**
(-) Depreciation & Amortization	R$ mn	(1,042)	(1,381)	(1,724)	(2,019)	(2,153)	(2,473)	(2,815)	(3,178)	(3,563)	(3,975)	(3,975)
(=) EBIT	**R$ mn**	**1,357**	**1,366**	**1,616**	**1,959**	**2,791**	**2,891**	**3,061**	**3,196**	**3,321**	**3,410**	**3,410**
(-) Taxes over EBIT	R$ mn	(461)	(465)	(549)	(666)	(949)	(983)	(1,041)	(1,087)	(1,129)	(1,159)	(1,159)
(+) Depreciation & Amortization	R$ mn	1,042	1,381	1,724	2,019	2,153	2,473	2,815	3,178	3,563	3,975	3,975
(+) Other non-cash items[1]	R$ mn	79	168	166	-	-	-	-	-	-	-	-
(=) NOPLAT	**R$ mn**	**2,016**	**2,451**	**2,956**	**3,311**	**3,995**	**4,381**	**4,835**	**5,288**	**5,755**	**6,225**	**6,225**
(-) CAPEX	R$ mn	(2,245)	(3,506)	(4,025)	(4,417)	(3,206)	(3,203)	(3,415)	(3,633)	(3,856)	(4,121)	(3,975)
(+/-) Changes in Working Capital	R$ mn	(237)	(130)	(115)	(27)	(39)	79	69	79	87	98	-
(=) Free Cash Flow to Firm (FCFF)	**R$ mn**	**(349)**	**(1,185)**	**(1,184)**	**(1,133)**	**751**	**1,258**	**1,489**	**1,733**	**1,985**	**2,202**	**2,250**
(=) Free Cash Flow to Firm (FCFF)[2]	**US$ mn**	**(182)**	**(603)**	**(589)**	**(549)**	**354**	**578**	**667**	**756**	**844**	**912**	**932**
Present Value of *FCFF*[3,4]	**US$ mn**	**(176)**	**(537)**	**(478)**	**(406)**	**239**	**355**	**374**	**386**	**393**	**387**	

Terminal Value Calculation		
Cash Flow for Perpetuity	US$ mn	932
Growth (nominal terms)	%	2.2%
Present Value of Perpetuity	**US$ mn**	**5,383**

Firm Value, Equity Value and Price per Share		
Present Value of FCFF	US$ mn	537
(+) Terminal Value	US$ mn	5,383
(=) Firm Value	**US$ mn**	**5,919**
(x) Exchange rate[5]	R$/US$	1.82
(=) Firm Value	**R$ mn**	**10,786**
(-) Net Debt 1Q2012[6]	R$ mn	(1,649)
(-) Net Contingencies 1Q2012[7]	R$ mn	(457)
(+) Present Value of the Tax Benefit from Tax Losses[8]	R$ mn	620
(=) Equity Value	**R$ mn**	**9,299**
(/) Total Number of Shares[9]	mn	343
(=) Price per Share	**R$/share**	**27.12**

Price Range per Share

(Price per share in R$)



R$ 27.12
-4.5%
+4.5%
R$ 25.89
Price range of the valuation by DCF
R$ 28.34

Notes:
(1) Corresponds to the non-cash amount considered in costs due to the anticipated acquisition of capacity
(2) Considers the cash flow for the months from April to December 2012 (75% of the total cash flow projected for this year)
(3) Considers the mid-year convention of the cash flows for all the years
(4) Considers WACC of 9.71% in nominal US$
(5) Exchange rate as of March 31, 2012 (Source: Brazilian Central Bank)
(6) As of March 31, 2012
(7) Provision for contingencies including taxes payable, less escrow deposits as of March 31, 2012
(8) Considers use of tax losses up to 30% of the tax base for each period, discounted at the same cost of capital (WACC). Initial tax base of R$ 2.8 billion for income tax (IR) and R$ 3.6 billion for Social Contribution (CSLL)
(9) Total number of outstanding common and preferred shares (excluding treasury shares as of March 31, 2012). For the purposes of this Valuation Report, differences between the economic value of the common and preferred shares were not considered

BTG Pactual

Discounted Cash Flow

Rationale of the Calculation of Net Debt and Net Contingencies

Net Debt

(Consolidated Financial Statements as of March 31, 2012)

(in R$ millions)	
Gross Debt[1]	**2,132.4**
Short-term Gross Debt	308.9
Long-term Gross Debt	1,823.5
(-) Cash and Cash Equivalents	**(483.5)**
(=) Net Debt	**1,648.9**

Net Contingencies

(Consolidated Financial Statements as of March 31, 2012)

(in R$ millions)	
Provisions	**566.2**
(-) Escrow Deposits	**(109.5)**
(=) Net Contingencies	**456.8**

Source: Net Serviços de Comunicação S.A. Limited Review Financial Statements
Note:
(1) Includes loans, financing and debentures

BTG Pactual

APPENDIX A

Description of the Valuation Methodology

Structure of the Discounted Cash Flow Model

Free Cash Flow to Firm (FCFF) method preparation


Gross Revenues
Deductions
Net Revenues
Operating Costs and Expenses
EBITDA
Unlevered Cash Flow
WACC
(-) cost of goods sold
(-) selling expenses
(-) other expenses
EBITDA
(+/-) changes in working capital
(-) CAPEX
(-) taxes
Present Value of the Unlevered Cash Flow
Present Value of the Terminal Value
Perpetuity of the Unlevered Cash Flow
Operational assumptions
Firm Value
(-) Net Debt
(-) Net Contingencies
(+) Present Value of the Tax Benefit from Tax Losses
Equity Value

BTG Pactual

WACC Calculation

WACC was calculated by combining the cost of equity (K_e) and the cost of debt (K_d) estimated for the Company, considering a target capital structure[6]



$K_e = R_f + (ß * R_m) + CRP$
$WACC = D / (D + E) * K_d + E / (D + E) * K_e$
Cost of Equity (K_e)
Risk-free Rate (R_f)[1]
3.06%
Market Risk Premium (R_m)[2]
6.62%
Country Risk Premium (CRP)[3]
2.45%
Relevered Beta[4]
0.882
Cost of Equity (K_e) (nominal US$)
11.35%
Capital Structure[6]
Equity = 75.0%
Debt = 25.0%
WACC (nominal US$)
9.71%
Cost of Debt (K_d)
Cost of Debt (nominal R$)[5]
11.44%
Marginal Tax 34.0%
Cost of Debt (K_d) (nominal US$)
4.78%
$K_d = Kd * (1 - Marginal Tax)$

Notes:

(1) Based on the average price of the last 3 years of the U.S. 10 Year Treasury Note (Source: Bloomberg as of May 25, 2012)
(2) Long-horizon expected equity risk premium (historical) (Source: 2012 Ibbotson Report)
(3) Based on the average of the last 3 years of the EMBI+ Brazil (Source: IPEA Data as of May 25, 2012)
(4) Based on the average of the betas of comparable companies, unlevered by each company's capital structure and levered by NET's capital structure. The following companies were included in the calculation of the beta coefficient: Oi S.A., Telefonica Brasil, TIM Participações, Comcast Corporation, Direct TV, Dish Network Corporation and America Movil (Source: Bloomberg as of May 25, 2012)
(5) NET's estimated average cost of debt, corresponding to CDI + spread of 2.50%
(6) Estimated capital structure sustainable in the long term

BTG Pactual

Constant Growth Model or Gordon's Model

Constant Growth Model or Gordon's Model was used for the calculation of the perpetuity

$$\textbf{Perpetuity} = \frac{FCF(n) \times (1+g)}{WACC - g}$$

- **FCF(n):** Free cash flow projected for the last year
- **"g":** Constant growth rate of the cash flows of the period post-projected
- **WACC:** Average cost of capital, weighted by the target capital structure

BTG Pactual

APPENDIX B

Glossary

Glossary

Terms and definitions used in this Valuation Report

- **ARPU:** average revenue per user.
- **Beta:** index that measures the non-diversifiable risk of a stock. It is an index that measures the relationship between the return of the stock and the market return. Thus, the risk premium will always be multiplied by this coefficient, requiring a higher premium for the higher risk variation of the stock in relation to the market portfolio.
- **Capex:** capital expenditures.
- **CAGR:** compound annual growth rate.
- **CAPM:** capital asset pricing model.
- **Churn:** Percentage of disconnections for the base of households connected. Calculated as the number of disconnected households divided by the number of households connected in the beginning of the period.
- **EBIT:** earnings before interest and taxes.
- **EBITDA:** earnings before interest, taxes, depreciation and amortization.
- **FCFF:** free cash flow to firm.
- **HP:** homes passed. Corresponds to the number of households reached by the total network.
- **NOPLAT:** net operating profit less adjusted taxes
- **VWAP:** volume weighted average price.
- **WACC:** weighted average cost of capital.

APPENDIX C

Additional Statements and Information

Additional Statements and Information

This Valuation Report has been prepared by BTG Pactual, as requested by Embrapar, for the purpose of evaluating NET with respect to and exclusively for (i) the Change of Control TO, under the terms of article 254-A of the Brazilian Corporate Law, of CVM Rule 361 and of item 8.1 of the Level II Standard of the BM&FBOVESPA; (ii) the Level II Delisting TO; and (iii) the Going Private TO, which collectively with the Change of Control TO and the Level II Delisting TO are referred to herein as the "Unified Offer". The Unified Offer will be made by Embrapar, Embratel and GB, pursuant to the provisions of Law No. 6,385/76, of the Brazilian Corporate Law, the Company by-laws, the Level II Standard, and other applicable legislation and rules established by the CVM, CVM Rule 361, and as published in the Material Fact regarding the Unified Offer by the Company dated March 6, 2012.

BTG Pactual emphasizes that its services did not include any advice whatsoever, including legal or accounting, and that it has not provided any legal, regulatory or tax services with respect to this Valuation Report or the Unified Offer, and consequently the preparation of this Valuation Report does not include any opinion related to such services.

The content of this Valuation Report is not, and shall not be, considered as a promise or guarantee with respect to the past or future, does not represent a recommendation to any member of the management or stockholder of the Company or Embrapar, or of any of their controlled, controlling or affiliated companies, on how to vote or proceed with respect to any matter related to the Unified Offer, does not represent any recommendation concerning the price of the Unified Offer, nor shall it be used to justify the voting right of any person regarding any matter, and shall not be used for any purpose other than the strict context of the Unified Offer, without the previous and written authorization of BTG Pactual.

For the analysis and conclusions included in this Valuation Report, the following procedures, among others, were carried out: (i) the review of the Company's audited financial statements for the fiscal years ended December 31, 2009, 2010 and 2011 and unaudited financial statements with limited review by the Company's independent auditors for the three-month period ended March 31, 2012; (ii) the review of consolidated earnings results reports (press releases) disclosed by the Company for the fiscal years ended December 31, 2009, 2010 and 2011 and the three-month period ended March 31, 2012; (iii) the review of and discussion with the Company's management concerning financial, operational and management forecasts and estimates provided by the Company for future years ("Projections"); (iv) the review, alongside the Company's management, of the Company's business and prospects; and (v) the analysis of other public and non-public information, such as financial studies, analyses, Projections, research and financial, economic and market factors considered relevant and from trusted sources (collectively the "Information"). Unless expressly noted otherwise, as indicated in notes or specific references, all the Information included, considered, used or presented in this Valuation Report are those presented by the Company to BTG Pactual or discussed between them.

Additional Statements and Information (Cont.)

BTG Pactual assumes that the Projections reflect the best estimates currently available with respect to the future performance of the Company. This Valuation Report does not account for financial or operational gains or losses that may occur after the conclusion of the Unified Offer.

BTG Pactual (i) assumed that the operational and financial forecasts and the Projections related to demand and market growth provided to BTG Pactual by the management of the Company were reasonably prepared based on foundations that reflect the best currently available estimates and the Company's management's best judgment with respect to the future financial performance of the Company and demand and market growth; and (ii) understands that, since the delivery of the Information and through the date of this Valuation Report, the Company and its management are not aware of any information that may materially affect the business, financial condition, assets, liabilities, business prospects, commercial transactions or the number of shares issued by the Company, nor are aware of any other significant facts that could alter the Company's future performance, the Information (or make it incorrect or inaccurate in any material respects), or that could cause a material effect on this Valuation Report.

Also in preparing this Valuation Report, BTG Pactual has assumed and relied upon the accuracy, content, veracity, completeness, sufficiency and integrity of all such Information provided, obtained or discussed with the Company or from other public and non public information, in all material respects. BTG Pactual has not been requested to carry out, and has not carried out, (i) any independent verification of any Information or any documentation on which the Information is based that was publicly available or that has been provided by the Company, its representatives or any third parties for the preparation of this Valuation Report, and accordingly does not assume any responsibility for such Information, (ii) any technical audit of the Company's operations, nor any accounting, financial, legal, tax or any other audit of the Company or any third parties, (iii) an independent verification or valuation of any assets or liabilities (including any non-registered contingency, obligation or financing, property or other assets) of the Company; (iv) an evaluation of the Company's solvency, in accordance with any bankruptcy, insolvency or similar legislation; or (v) any physical inspection of the properties, facilities or assets of the Company.

BTG Pactual expresses no opinion or representation, explicit or implicit, nor any guarantee as to the reliability of the presentation of the Information mentioned, nor assumes any responsibility for the accuracy, content, veracity, completeness, sufficiency or integrity of all data and the Information on which this Valuation Report was based (including financial and operational forecasts provided by the management of the Company or assumptions and estimates on which such forecasts were based). BTG Pactual emphasizes that any mistakes, changes or modifications to such information could significantly affect the analysis and conclusions of BTG Pactual.

Additional Statements and Information (Cont.)

This Valuation Report has been prepared in accordance with the terms of the Brazilian Corporate Law, the Level II Standard and CVM Rule 361, but is not intended to be the sole basis for the evaluation of the Company and, therefore, this Valuation Report does not comprise all the necessary information needed for such purpose, and, consequently, does not represent nor constitute a proposal, solicitation, suggestion or recommendation by BTG Pactual for the approval or not of the Unified Offer. The decision with respect to the approval or not of the Unified Offer is entirely the responsibility of the shareholders of the Company.

The sums of the individual amounts presented in this Valuation Report may differ from the sums actually presented due to rounding. Our work considered the relevance of each item, and therefore assets, liabilities, rights and obligations of secondary importance were not the subject of detailed analysis.

This Valuation Report was prepared for exclusive use within the context of the Unified Offer, in accordance with the terms of the Brazilian Corporate Law and CVM Rule 361, and fulfills their requirements and provisions, and should not be used for any other purpose, including, but not limited to, for the purposes of articles 8th, caput, 45, 227, §2º, 228, §2º, 229, §5º, 252, §1º and 264 of the Brazilian Corporate Law and of CVM Rule No. 319, dated as of December 3, 1999, as amended. Furthermore, this Valuation Report is not and should not be used as (i) an opinion as to the adequacy (fairness opinion) of the Unified Offer; (ii) a recommendation regarding any aspects of the Unified Offer; (iii) a valuation report issued for any purposes other than those provided for in CVM Rule 361 and, if the Unified Offer is registered with the U.S. Securities and Exchange Commission ("SEC") or disclosed in the United States of America in accordance with the rules and regulations of the SEC, for those provided for in the applicable laws and regulations of the United States of America; or (iv) an opinion on the adequacy or a determination of a fair price for the Unified Offer. This Valuation Report has not been compiled or created for the purposes of complying with any legal provision in Brazil or abroad, except for those applicable to the Unified Offer.

This Valuation Report has been produced pursuant to the market, economic and other conditions available at the time of its preparation, and the conclusions presented are subject to variations due to several factors over which BTG Pactual exerts no control. This Valuation Report also applied the discounted cash flow methodology, in which were used parameters and financial variables disclosed by the Brazilian Central Bank that may substantially differ from actual future economic conditions. Furthermore, the discounted cash flow methodology does not anticipate changes in the internal and external environment in which the Company operates, except for those expressly set out in this Valuation Report. Thus, considering that the analysis and the amounts are based on forecasts of future results informed by the management of the Company, they do not necessarily indicate the future financial results by the Company, which may be more or less favorable, in whole or in part, than those used in the analysis. Moreover, considering that such analyses are intrinsically subject to uncertainties and based on a variety of events and factors that are out of the control of the Company and of BTG Pactual, BTG Pactual shall not be responsible in any manner should the future results of the Company differ from those presented in this Valuation Report. The future results of the Company may also be affected by market and economic conditions.

Additional Statements and Information (Cont.)

This Valuation Report is the result of a complex financial analysis and involved subjective judgments and several definitions regarding the most appropriate analysis methods, as well as the applicability of such methods to specific circumstances. In order to reach the conclusion presented herein, special importance was not attributed to certain factors here considered, but, rather, a qualitative reasoning was carried out, regarding the factors and analysis applied to the specific circumstances of the Company. The final conclusion reached results from all the analysis that was performed, considered as a whole, and not based on, or related to, the analysis factors considered on an isolated basis. The estimates comprised in this Valuation Report and the evaluation resulting from any specific analysis are not necessarily indicative of the real amounts or results or future values, which may be significantly more or less favorable in relation to those suggested by this analysis. We do not express any opinion about the values at which the shares related to the Unified Offer could trade in the capital markets at any time.

Analysis reports of companies and segments that were prepared by other companies, even by the companies themselves, may treat analysis factors in a different way compared to the approach of this evaluation, and, consequently, may present results significantly different.

This Valuation Report seeks to indicate only the value range for the shares issued by the Company under the Unified Offer during the base dates used for each methodology, pursuant to the terms of CVM Rule 361, and does not evaluate any other aspect or implication of the Unified Offer. This Valuation Report does not concern the merits of the Unified Offer compared to other commercial strategies that may be available to the Company or its shareholders, nor does it concern the eventual commercial decision to consummate the Unified Offer. The Company's shareholders should seek the opinion of their respective financial advisors for such purpose. The results presented herein refer specifically to the Unified Offer and are not applicable to any other matter or transaction, present or future, related to the Company, to the economic group of which it is a part or the segments in which they operate.

This Valuation Report includes assumptions and estimates about the future ("Assumptions and Estimates"), which may be identified by expressions such as "anticipates", "intends", "plans", "seeks", "believes", "estimates", "expects" and similar references to future periods, and by the inclusion of forecasts. Assumptions and Estimates are based on the current expectations considering the industry of the Company, its financial condition, the economy and other future variables. Because they are related to the future, Assumptions and Estimates are subject to uncertainties, risks and contingencies that are difficult to predict. The current results of the Company may differ materially from those contemplated by the Assumptions and Estimates. Past results are not indicative of future performance, therefore it is not possible to adopt any of the Assumptions and Estimates as historical fact or assurance of future performance. Important variables that may cause notable distinctions to the Assumptions and Estimates include regional, national or global conditions regarding the economy, business, competition, the market, and regulation, including, among others, competition within the telecommunications industry, regulatory or environmental risks, risk of liability from former owners of the Company's real estate properties, operational risks including industrial accidents and disasters, managing foreign transactions, technological changes and capacity to acquire or renew permits and approvals.

Additional Statements and Information (Cont.)

This Valuation Report is based on the Information that was made available up to the date hereof, and the views expressed herein are subject to change based upon a number of factors, including market, economic and other conditions, as well as the business and prospects of the Company. BTG Pactual undertook and adopted as a premise that governmental and regulatory licenses and approvals as well as any waivers, amendments and renegotiations of contracts required for the Unified Offer were or will be obtained, as well as that all the authorizations and approvals necessary for the consummation of the transaction proposed in this Valuation Report will be obtained, and that no changes or relevant limitations, restrictions or conditions will be necessary to obtain the said authorizations and approvals.

The information herein regarding the accounting and financial position of the Company, as well as about the market, are those that were available as of May 25, 2012, considered as the base date of this Valuation Report. Any change in these positions may affect the results of this Valuation Report. BTG Pactual does not undertake any obligation to review, amend or update this Valuation Report, in whole or in part, after the date hereof, or to advise of any third party facts or matters of which BTG Pactual may become aware that would impact the content of this Valuation Report after the date hereof, subject to the terms of item II of paragraph 9, of article 8th of CVM Rule 361.

Embrapar agreed to reimburse BTG Pactual for any expenses incurred and to indemnify BTG Pactual, and any individuals indicated by BTG Pactual, for certain liabilities and expenses that may result as a consequence of this arrangement. BTG Pactual shall receive a payment for the preparation of this Valuation Report, regardless of the conclusion of the Unified Offer or of the conclusions herein contained. The amount to be paid to BTG Pactual for the preparation of this Valuation Report is described in Item "Representations and Qualifications of the Appraiser", located on page 7 of this Valuation Report, and will be paid by Embrapar.

This Valuation Report is the intellectual property of BTG Pactual and cannot be circulated, reproduced, published or in any other way used, nor can it be filed, included in or referred to, in whole or in part, in any document without the prior consent of BTG Pactual, provided, however, that its use shall be permitted within the strict conditions of CVM Rule 361, the Brazilian Corporate Law and, if the Unified Offer is registered with the SEC or disclosed in the United States of America in accordance with the rules of the SEC and the applicable laws and regulations of the United States of America. If required to be disclosed by applicable law, these materials may only be disclosed if reproduced in full, and any description of or reference to BTG Pactual must be in a form reasonably acceptable to BTG Pactual.

Banco BTG Pactual S.A.

[by: /s/ Marco Gonçalves]	[by: /s/ Bruno Amaral]	[by: /s/ Daniel Anger]	[by: /s/ Fernando Kalil]	[by: /s/ Fernando Cerri]
Marco Gonçalves	Bruno Amaral	Daniel Anger	Fernando Kalil	Fernando Cerri